EXHIBIT 5

                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________                  harttrinen@aol.com
Will Hart                      (303) 839-0061               Fax: (303) 839-5414

                                   May 1, 2017

CEL-SCI Corporation
8229 Boone Boulevard, Suite 802
Vienna, Virginia  22182


     This letter will constitute our opinion upon the legality of the sale by CEL-SCI Corporation, a Colorado corporation ("CEL-SCI"), of up to 13,199,000 shares of common stock, all as referred to in the Registration Statement on Form S-3 (File No. 333-205444) (the "Registration Statement") filed with the Securities and Exchange Commission, declared effective by the Securities and Exchange Commission (the "Commission") on October 30, 2015, the prospectus included therein (the "Prospectus") and the prospectus supplement, dated May 1, 2017 (the "Prospectus Supplement"). The Prospectus Supplement pertains to a registered direct offering pursuant to the Placement Agent Agreement dated April 30, 2017 between the Company and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC.

     We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of CEL-SCI, the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, the shares of common stock mentioned above, when sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement, will be legally issued and these shares represent fully paid and non-assessable shares of CEL-SCI's common stock.

                                          Very truly yours,

                                          HART & HART, LLC

                                          /s/  William T. Hart

                                          William T. Hart